Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Reports Second Quarter 2019 Financial Results
Board Announces Quarterly Cash Dividend of $0.03 per Share

Port Angeles, WA, July 26, 2019 -- First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the quarter ended June 30, 2019. The Company reported net income of $2.1 million for the quarter ended June 30, 2019, or $0.21 per diluted share, compared to net income of $2.2 million, or $0.22 per diluted share, for the quarter ended March 31, 2019, and net income of $1.5 million, or $0.15 per diluted share, for the quarter ended June 30, 2018. The Company reported net income of $4.3 million for the six months ended June 30, 2019, or $0.43 per diluted share, compared to net income of $3.0 million for the six months ended June 30, 2018. The Company also announced today that the Board of Directors declared a cash dividend of $0.03 per common share outstanding, payable on September 6, 2019, to shareholders of record as of the close of business on August 23, 2019.

Larry Hueth, President and CEO, commented, "We are pleased with quarter and year-to-date earnings generated during this challenging interest rate environment. The modest reduction in deposit and loan balances during the quarter reflected our efforts to apply greater pricing discipline, focusing on improved earnings over growth. Asset quality remains solid at this stage of the economic cycle. Our forward focus will be to monitor the economy for signs of weakness while we strive to shift the earning asset mix without compromising asset quality. We continue our efforts to manage operating expenses and capital levels to improve our efficiency ratio, earnings per share, and return on equity in order to attain performance levels commensurate with our public company peers."

Quarter highlights (at or for the quarter ended June 30, 2019)

•	Net income decreased $128,000, or 5.8%, to $2.1 million compared to $2.2 million for the linked quarter and increased $553,000, or 36.2%, compared to $1.5 million for the quarter ended June 30, 2018;

•	Diluted earnings per share decreased $(0.01) to $0.21 from the linked quarter and increased $0.06 compared to the quarter ended June 30, 2018;

•
Loans receivable decreased $9.2 million during the current quarter, primarily due to early payoffs in commercial loans, and increased $52.6 million compared to the quarter ended June 30, 2018, primarily due to growth in auto, commercial real estate, and construction and land loans;

•
Deposits decreased $19.5 million during the current quarter primarily due to a decrease in public fund deposits and increased $39.9 million compared to the quarter ended June 30, 2018, due to continued efforts to maintain, grow, and attract deposit relationships in this competitive rate environment;

•
The Company repurchased 63,000 shares of common stock at an average price of $16.17 per share for a total of $1.0 million during the quarter under the 2017 Stock Repurchase Plan approved in September 2017.

Balance Sheet Review

During the quarter ended June 30, 2019, total assets decreased $21.1 million to $1.3 billion, primarily due to decreases in loans receivable and investment securities. Total assets increased $54.5 million from June 30, 2018, mainly due to loan growth. Commensurate with loan and investment balances, deposits and borrowings decreased over the most recent quarter and increased as compared to 2018.

Investment securities decreased $13.5 million during the quarter to $288.0 million, due to a security sale, a security call, and normal repayment activity. There were no purchases of securities during the quarter. U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 57.6%, and totaled $166.0 million at June 30, 2019, while other investment securities totaled $112.3 million at quarter end. The estimated average life of the total investment securities portfolio declined to 4.6 years at June 30, 2019, from 4.7 years at March 31, 2019, while the average repricing term declined to approximately 3.3 years from 3.5 years over the same period.

Total loans, excluding loans held for sale, decreased $9.9 million to $879.1 million at June 30, 2019, from $888.9 million at March 31, 2019. The decrease during the quarter was mainly attributable to a decrease in multi-family, one- to four-family, and commercial business loans of $13.1 million, $6.9 million, and $3.4 million, respectively, partially offset by an increase in the balance of auto and other consumer loans of $13.5 million. There were $38.7 million in undisbursed construction loan commitments at June 30, 2019, compared to $42.3 million at March 31, 2019, a decrease of $3.6 million, resulting from declines in commitments to lend on commercial construction projects which reflects a slowing of commercial construction and increased competition for quality construction loans within the markets we serve. Also affecting the balance of construction loans was the impact of completed projects converting to permanent financing. We continue to grow the auto loan portfolio through our indirect lending and specialty auto loan purchasing programs, which was the main contributor to the increase in auto and other consumer loans. Compared to June 30, 2018, total loans, excluding loans held for sale, increased $50.8 million, attributable to increases and decreases within varying categories of loans as shown in the following table.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2019	March 31, 2019	June 30, 2018	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$331,748	$338,669	$339,425	(2.0)%	(2.3)%
Multi-family	68,440	81,576	88,147	(16.1)	(22.4)
Commercial real estate	250,250	250,521	232,266	(0.1)	7.7
Construction and land	63,741	63,536	56,919	0.3	12.0
Total real estate loans	714,179	734,302	716,757	(2.7)	(0.4)

Consumer:
Home equity	37,194	37,058	39,085	0.4	(4.8)
Auto and other consumer	112,583	99,070	55,315	13.6	103.5
Total consumer loans	149,777	136,128	94,400	10.0	58.7

Commercial business	15,098	18,496	17,072	(18.4)	(11.6)

Total loans	879,054	888,926	828,229	(1.1)	6.1
Less:
Net deferred loan fees	103	285	(151)	(63.9)	168.2
Premium on purchased loans, net	(4,738)	(4,313)	(2,241)	9.9	111.4
Allowance for loan losses	9,731	9,759	9,282	(0.3)	4.8
Total loans receivable, net	$873,958	$883,195	$821,339	(1.0)%	6.4%

Other assets decreased $784,000 during the current quarter to $8.2 million at June 30, 2019.

During the quarter ended June 30, 2019, total liabilities decreased $24.1 million to $1.1 billion, primarily the result of a decrease in deposits of $19.5 million to $933.3 million at June 30, 2019, from $952.8 million at March 31, 2019. Deposit balance decreases were mainly the result of decreases of $14.7 million in money market accounts and $8.0 million in lower cost transaction accounts. These decreases were partially offset by an $898,000 increase in savings account balances as a result of a promotional product offering. In addition, certificates of deposit increased $2.3 million. During the quarter, we began actively utilizing brokered certificates of deposit ("brokered CDs") as an additional funding source in order to manage our cost of funds more effectively, reduce our reliance on public funds deposits, and become more selective when competing on rate. At June 30, 2019, we had $13.7 million in brokered CDs included in our balance of certificates of deposit.

Total liabilities increased $51.0 million over the last year, mainly attributable to growth in deposits of $39.9 million and an increase in borrowings of $5.1 million. Deposit increases were primarily the result of continuing efforts to expand commercial and consumer deposit relationships in all markets. Other liabilities increased during the current quarter mainly as a result of implementing the new Lease accounting standard and an increase in borrower funds held for one- to four-family mortgage loan construction projects.

Total shareholders' equity increased $3.0 million during the quarter to $176.4 million at June 30, 2019, mainly the result of a $1.8 million increase in value of our available-for-sale securities portfolio and net income of $2.1 million, partially offsetting the $1.0 million decrease from the repurchase of shares of common stock during the quarter.

Operating Results

Net income decreased $128,000 to $2.1 million for the quarter ended June 30, 2019, compared to net income of $2.2 million for the quarter ended March 31, 2019, mainly due to an increase in noninterest expense of $472,000, partially offset by an increase in noninterest income of $392,000. Net income increased $553,000 compared to the quarter ended June 30, 2018, primarily due to an increase in noninterest income of $398,000 and a $277,000 increase in net interest income after provision for loan losses. Net income increased $1.2 million to $4.3 million for six months ended June 30, 2019, compared to $3.0 million for the six months ended June 30, 2018, as we focused on increasing our net interest income, managed our expenses, and increased our collection of fees on loans and deposits.

Net interest income after the provision for loan losses decreased $64,000 to $9.0 million for the quarter ended June 30, 2019, mainly due to an increase in interest expense of $190,000 in excess of the increase in interest income of $46,000 and a decrease in the provision for loan losses of $80,000. Net interest income after the provision for loan losses increased compared to the quarter ended June 30, 2018, mainly due to an increase in interest and fees on loans receivable of $1.1 million coupled with a reduction in the provision for loan losses of $140,000, partially offset by an increase in deposit interest expense of $943,000.

Interest expense increased during the most recent quarter as a result of competing for deposits at higher rates coupled with increases in the cost of FHLB borrowings. The increase in interest expense year over year was mainly due to the increase in the average balance of, and rates paid on, customer deposits also coupled with an increase in the cost of FHLB borrowings.

The net interest margin decreased six basis points to 3.10% for the quarter ended June 30, 2019, compared to 3.16% for the prior quarter ended March 31, 2019, and decreased twelve basis points from 3.22% for the same period in 2018. We continued to see margin compression during the most recent quarter as the rise in our cost of funds outpaced increased yields on loans and other interest-earning assets in our portfolio. We may continue to see margin compression due to a continued flat to inverted yield curve as well as competitive pressures as financial institutions strive to attract and retain quality loans and deposits.

Noninterest income increased to $1.8 million for the quarter ended June 30, 2019, compared to the prior quarter ended March 31, 2019, due primarily to an increase in loan and deposit service fees collected for early commercial loan payoffs. Noninterest income increased, compared to $1.4 million for the same quarter in 2018, also as a result of an increase in loan and deposit service fees collected for early commercial loan payoffs as well as an the implementation of new deposit products and fees during the third quarter 2018.

Noninterest expense increased $472,000 to $8.3 million for the quarter ended June 30, 2019, compared to $7.8 million for the quarter ended March 31, 2019, and decreased $26,000 compared to $8.3 million for the same quarter in 2018.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of the applicable regulatory requirements and the Bank was categorized as “well-capitalized” at June 30, 2019.

Nonperforming loans decreased $315,000 during the quarter ended June 30, 2019, to $1.3 million, mainly due to a few one- to four-family loans which returned to performing status. The ratio of nonperforming loans to total loans was 0.1% at June 30, 2019 and March 31, 2019, and 0.3% at June 30, 2018, due to the growth in the loan portfolio over the last twelve months combined with workout activity. The percentage of the allowance for loan losses to nonperforming loans increased to 753.8% at June 30, 2019, from 607.7% at March 31, 2019, and 450.2% at June 30, 2018, for the same reasons. Classified loans decreased $327,000 during the current quarter to $3.1 million at June 30, 2019, reflecting risk rating upgrades in one- to four-family loans during the quarter. The allowance for loan losses as a percentage of total loans was 1.1% at both June 30, 2019 and March 31, 2019. The allowance for loan losses as a percentage of total loans during the quarter remained stable due to continued overall good asset quality.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered mutual savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the

Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

				Three	One
	June 30,	March 31,	June 30,	Month	Year
Assets	2019	2019	2018	Change	Change

Cash and due from banks	$15,275	$14,738	$14,926	3.6%	2.3%
Interest-bearing deposits in banks	13,547	12,919	7,958	4.9	70.2
Investment securities available for sale, at fair value	250,051	258,476	252,371	(3.3)	(0.9)
Investment securities held to maturity, at amortized cost	37,990	43,024	44,423	(11.7)	(14.5)
Loans held for sale	2,516	969	1,562	159.6	61.1
Loans receivable (net of allowance for loan losses of $9,731, $9,759 and $9,282)	873,958	883,195	821,339	(1.0)	6.4
Federal Home Loan Bank (FHLB) stock, at cost	6,773	6,927	6,521	(2.2)	3.9
Accrued interest receivable	4,094	4,114	3,899	(0.5)	5.0
Premises and equipment, net	14,719	14,955	14,789	(1.6)	(0.5)
Mortgage servicing rights, net	955	1,001	1,101	(4.6)	(13.3)
Bank-owned life insurance, net	29,607	29,462	29,022	0.5	2.0
Prepaid expenses and other assets	8,225	9,009	5,335	(8.7)	54.2

Total assets	$1,257,710	$1,278,789	$1,203,246	(1.6)%	4.5%

Liabilities and Shareholders' Equity

Deposits	$933,265	$952,755	$893,326	(2.0)%	4.5%
Borrowings	131,337	135,174	126,271	(2.8)	4.0
Accrued interest payable	389	279	374	39.4	4.0
Accrued expenses and other liabilities	15,067	15,020	9,335	0.3	61.4
Advances from borrowers for taxes and insurance	1,251	2,154	993	(41.9)	26.0

Total liabilities	1,081,309	1,105,382	1,030,299	(2.2)	5.0

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,925,181 at June 30, 2019; issued and outstanding 10,992,181 at March 31, 2019; and issued and outstanding 11,483,494 at June 30, 2018	109	110	115	(0.9)	(5.2)
Additional paid-in capital	104,064	104,374	108,780	(0.3)	(4.3)
Retained earnings	83,795	82,436	79,767	1.6	5.0
Accumulated other comprehensive loss, net of tax	(1,347)	(3,128)	(4,836)	56.9	72.1
Unearned employee stock ownership plan (ESOP) shares	(10,220)	(10,385)	(10,879)	1.6	6.1

Total shareholders' equity	176,401	173,407	172,947	1.7	2.0

Total liabilities and shareholders' equity	$1,257,710	$1,278,789	$1,203,246	(1.6)%	4.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	June 30,	March 31,	June 30,	Month	Year
	2019	2019	2018	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$10,093	$9,932	$8,952	1.6%	12.7%
Interest on mortgage-backed and related securities	1,192	1,257	1,237	(5.2)	(3.6)
Interest on investment securities	969	1,010	973	(4.1)	(0.4)
Interest on deposits in banks	58	67	41	(13.4)	41.5
FHLB dividends	88	88	78	—	12.8
Total interest income	12,400	12,354	11,281	0.4	9.9

INTEREST EXPENSE
Deposits	2,068	1,924	1,125	7.5	83.8
Borrowings	1,036	990	997	4.6	3.9
Total interest expense	3,104	2,914	2,122	6.5	46.3

Net interest income	9,296	9,440	9,159	(1.5)	1.5

PROVISION FOR LOAN LOSSES	255	335	395	(23.9)	(35.4)

Net interest income after provision for loan losses	9,041	9,105	8,764	(0.7)	3.2

NONINTEREST INCOME
Loan and deposit service fees	1,375	1,065	915	29.1	50.3
Mortgage servicing fees, net of amortization	54	45	70	20.0	(22.9)
Net gain on sale of loans	88	87	150	1.1	(41.3)
Net gain on sale of investment securities	57	—	13	100.0	338.5
Increase in cash surrender value of bank-owned life insurance	145	143	149	1.4	(2.7)
Other income	84	71	108	18.3	(22.2)
Total noninterest income	1,803	1,411	1,405	27.8	28.3

NONINTEREST EXPENSE
Compensation and benefits	4,753	4,573	4,745	3.9	0.2
Data processing	667	631	677	5.7	(1.5)
Occupancy and equipment	1,140	1,108	1,127	2.9	1.2
Supplies, postage, and telephone	242	228	243	6.1	(0.4)
Regulatory assessments and state taxes	195	169	155	15.4	25.8
Advertising	229	143	290	60.1	(21.0)
Professional fees	331	298	458	11.1	(27.7)
FDIC insurance premium	77	77	79	—	(2.5)
Other	638	573	524	11.3	21.8
Total noninterest expense	8,272	7,800	8,298	6.1	(0.3)

INCOME BEFORE PROVISION FOR INCOME TAXES	2,572	2,716	1,871	(5.3)	37.5

PROVISION FOR INCOME TAXES	493	509	345	(3.1)	42.9

NET INCOME	$2,079	$2,207	$1,526	(5.8)%	36.2%

Basic and diluted earnings per share	$0.21	$0.22	$0.15	(4.5)%	40.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended June 30,		Percent
	2019	2018	Change
INTEREST INCOME
Interest and fees on loans receivable	$20,025	$17,535	14.2%
Interest on mortgage-backed and related securities	2,449	2,534	(3.4)
Interest on investment securities	1,979	1,835	7.8
Interest on deposits in banks	125	86	45.3
FHLB dividends	176	137	28.5
Total interest income	24,754	22,127	11.9

INTEREST EXPENSE
Deposits	3,992	2,110	89.2
Borrowings	2,026	1,886	7.4
Total interest expense	6,018	3,996	50.6

Net interest income	18,736	18,131	3.3

PROVISION FOR LOAN LOSSES	590	705	(16.3)

Net interest income after provision for loan losses	18,146	17,426	4.1

NONINTEREST INCOME
Loan and deposit service fees	2,440	1,808	35.0
Mortgage servicing fees, net of amortization	99	132	(25.0)
Net gain on sale of loans	175	317	(44.8)
Net gain on sale of investment securities	57	135	(57.8)
Increase in cash surrender value of bank-owned life insurance	288	298	(3.4)
Other income	155	197	(21.3)
Total noninterest income	3,214	2,887	11.3

NONINTEREST EXPENSE
Compensation and benefits	9,326	9,556	(2.4)
Data processing	1,298	1,305	(0.5)
Occupancy and equipment	2,248	2,229	0.9
Supplies, postage, and telephone	470	474	(0.8)
Regulatory assessments and state taxes	364	281	29.5
Advertising	372	614	(39.4)
Professional fees	629	780	(19.4)
FDIC insurance premium	154	155	(0.6)
Other	1,211	1,179	2.7
Total noninterest expense	16,072	16,573	(3.0)

INCOME BEFORE PROVISION FOR INCOME TAXES	5,288	3,740	41.4

PROVISION FOR INCOME TAXES	1,002	691	45.0

NET INCOME	$4,286	$3,049	40.6%

Basic and diluted earnings per share	$0.43	$0.29	48.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Performance ratios: (1)
Return on average assets	0.65%	0.70%	0.68%	0.64%	0.51%
Return on average equity	4.77	5.12	4.96	4.45	3.51
Average interest rate spread	2.81	2.89	2.92	3.00	3.00
Net interest margin (2)	3.10	3.16	3.19	3.25	3.22
Efficiency ratio (3)	74.5	71.9	74.2	76.0	78.6
Average interest-earning assets to average interest-bearing liabilities	128.3	128.5	129.0	130.6	128.4
Book value per common share	$16.15	$15.78	$15.42	$15.18	$15.06

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.1%	0.1%	0.2%	0.2%
Nonperforming loans to total loans (5)	0.1	0.2	0.2	0.3	0.3
Allowance for loan losses to nonperforming loans (5)	753.8	607.7	553.3	377.5	450.2
Allowance for loan losses to total loans	1.1	1.1	1.1	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	11.6%	11.4%	11.5%	11.6%	12.3%
Common equity Tier 1 capital	17.4	16.9	17.0	17.4	19.4
Tier 1 risk-based	17.4	16.9	17.0	17.4	19.4
Total risk-based	18.5	18.0	18.2	18.6	20.6

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited) (continued)

	As of or For the Six Months Ended
	June 30,
	2019	2018
Performance ratios: (1)
Return on average assets	0.68%	0.51%
Return on average equity	4.94	3.49
Average interest rate spread	2.85	2.99
Net interest margin (2)	3.13	3.19
Efficiency ratio (3)	73.2	78.9
Average interest-earning assets to average interest-bearing liabilities	128.4	128.9
Book value per common share	$16.15	$15.06

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.2%
Nonperforming loans to total loans (5)	0.1	0.2
Allowance for loan losses to nonperforming loans (5)	753.8	450.1
Allowance for loan losses to total loans	1.1	1.1
Net charge-offs to average outstanding loans	—	—

Capital ratios (First Federal):
Tier 1 leverage	11.6%	12.3%
Common equity Tier 1 capital	17.4	19.4
Tier 1 risk-based	17.4	19.4
Total risk-based	18.5	20.6

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.